EXHIBIT 4.5


Schedule of additional Warrants to purchase common stock of the Company executed by the Company which are substantially identical and which are not being filed as exhibits pursuant to Instruction 2 to Item 601 of Regulation S-K:

          Name of Warrant                                      Number of Shares
               Holder                   Date of Issuance      Covered by Warrant
        ------------------              ----------------      ------------------
        KA Investments LDC               March 11, 1998               15,000
        KA Investments LDC                June 12, 1998               15,000
        KA Investments LDC               August 14, 1998              15,000
        KA Investments LDC              November 23, 1998             15,000


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